Exhibit 10.7

FOURTH AMENDMENT

TO

THE FIFTH THIRD BANCORP MASTER

PROFIT SHARING PLAN

(as amended and restated effective as of September 20, 2010)

Pursuant to the reserved power of amendment contained in Section 12.1 of The Fifth Third Bancorp Master Profit Sharing Plan (as amended and restated effective as of September 20, 2010) (the “Plan”), the Plan is hereby amended effective   12/2/2013     by revising Section 9.1(b) in its entirety to read as follows:

(b)           Distributions.    When a Participant’s benefit becomes distributable under Section 8.4 of the Plan, such benefit shall be paid in such of the forms described below as the Participant elects, subject to (c) below:

 (1)        Available Distribution Forms.    The available forms, described in more detail below, are:

  (A)        a single sum,

  (B)        periodic installments, not less frequently than annually, with any installments remaining unpaid at the Participant’s death to be paid to his Beneficiary,

  (C)        partial withdrawal, or

  (D)        with respect to Participants covered by an Appendix, such other form or forms as are specified in the applicable Appendix.

The foregoing are the exclusive forms of benefit available under the Plan. References below to annuity forms of payment serve only to implement the minimum distribution rules with respect to annuity forms (if any) that potentially could be available to particular Participants under a future Appendix.

In the absence of a valid election by the date benefit payments are to commence, the form of payout shall be a single sum cash distribution.

 (2)         Single Sum. If a single sum payment is otherwise applicable, to the extent the Participant has his Account invested in the Fifth Third Stock Fund, he may elect to have whole shares of Fifth Third Bancorp stock distributed to him in accordance with rules and procedures established by the Administrator, with the remainder of his distribution in cash.

 (3)         Periodic Installments. Periodic installments shall be in cash.

In accordance with rules and procedures established by the Administrator and subject to the minimum distribution requirements of Section 9.4, a periodic installment election may be revoked or modified by the Participant.

For a distribution commencing on or after the Effective Date, if the Participant elects periodic installments under (b)(1)(B) above and does not revoke that election, any amount remaining unpaid at the Participant’s death shall be paid in a single sum cash distribution to his Beneficiary as soon as administratively feasible after the Participant’s death. If a Participant dies after having commenced and then revoked a periodic installment election, Section 10.1 shall be applied as if the Participant’s benefit had not commenced.

While receiving installment payments, a Participant may also elect a partial withdrawal from his Account under (b)(1)(C) above.

(4)         Partial Withdrawal.    In accordance with rules and procedures established by the Administrator, a Participant may make a partial withdrawal from his Account from time to time under (b)(1)(C) above. A partial withdrawal shall be in cash.

IN WITNESS WHEREOF, Fifth Third Bank has caused this Amendment to be adopted as of this   18   day of   December                        , 2013.

FIFTH THIRD BANK

BY:

5217057.1

2